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Exhibit 3.3


                    MINUTES OF SPECIAL SHAREHOLDERS' MEETING
                          FOR INGEN TECHNOLOGIES, INC.

DATE OF MEETING:                     October 31, 2005

TIME OF MEETING:                     9:00 AM

LOCATION OF MEETING:                 Ingen Technologies, Inc.,
                                     35193 Avenue "A", Suite-C
                                     Yucaipa, California 92399


The meeting was called to order at 9 AM by Scott Sand.

Scott R. Sand, CEO & Chairman, reported on the Board's reasoning behind recommending the stock splits and reduction in authorized common shares.

The floor was open for comments and questions.

Ballots were filled out, signed and collected. Issue 1. was to amend the company's Articles of Incorporation to reduce the number of authorized common shares to 100 million. Issue 2. was a 40:1 reverse split of all issued common shares. Issue 3. was a 3:1 reverse split of all issued preferred shares.

There being no further business, the meeting was adjourned.  Voting Results:

There were 70,807,500 shares voted "Yes" for all 3 ballot measures.
There were 860,000 shares voted "Yes" for all 3 ballot measures that are as yet to be confirmed as shares of record.
There were 400,000 shares voted "Yes" on Issue 1. that are as yet to be confirmed as shares of record.
There were 9,234,216 shares voted "No" for all 3 ballot measures that are as yet to be confirmed as shares of record.
There were 400,000 shares voted "No" for Issues 2. and 3. that are as yet to be confirmed as shares of record.


                                                  /s/ Scott R. Sand
                                                  ------------------------------
                                                  Scott R. Sand, CEO & Chairman

Attest and affirm:


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Secretary of Ingen Technologies, Inc.